Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-67527, 333-20673, 333-01789, 333-53802, 333-53804, 333-117249, and 333-130246) of Zale Corporation of our reports dated October 3, 2012, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Zale Corporation included in this Annual Report (Form 10-K) for the year ended July 31, 2012 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas

October 3, 2012